Exhibit 99-1

Moringa Acquisition Corp Announces Pricing of $100 Million Initial Public Offering

February 16, 2021

NEW YORK--(BUSINESS WIRE)--Moringa Acquisition Corp (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units are expected to be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the symbol “MACAU” beginning on February 17, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “MACA” and “MACAW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on Israel-related technology companies. The Company is led by Ilan Levin, Chairman and CEO of the Company, and Gil Maman, Chief Financial Officer of the Company.

EarlyBirdCapital, Inc. and Moelis & Company are acting as joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 16, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors

Moringa Acquisition Corp

Gil Maman – gil@moringaac.com